Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
05-011		Jim Harp, CFO
Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Sr. Vice President
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES PLANS TO

CONVERT TWO MOLTEN-SULFUR CARRIERS INTO

370-FT. NEW GENERATION MULTI-PURPOSE SUPPLY VESSELS

The Company will acquire the “sister vessel” to the Energy Service 9001

Vessels are expected to add EPS of $0.25 to $0.35 in first full-year of service

May 5, 2005 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that its Board of Directors recently approved a conversion program to retrofit two coastwise sulfur tankers into U.S.-flagged, new generation 370-foot multi-purpose supply vessels (MPSVs). The total project cost to acquire and convert the two vessels is expected to be $55 million to $65 million in the aggregate. The Company plans to fund the project from current cash on-hand, projected free cash flow and available revolver capacity. The Company anticipates delivery of the converted vessels by the end of 2006. Based on preliminary indications, including discussions with certain customers, the two vessels are expected to add combined earnings of $0.25 to $0.35 per diluted share in their first full-year of service.

Hornbeck purchased the Energy Service 9001, formerly known as the M/V W. K. McWilliams, Jr., from Freeport-McMoRan Sulphur in November 2001. The Company recently signed a definitive agreement to purchase an identical “sister vessel,” the M/V Benno C. Schmidt, from an undisclosed private owner.

Todd Hornbeck, the Company’s Chairman, President and CEO, commented, “We believe that the HOS 370 MPSVs will be the largest offshore supply vessels in the world, each with cargo carrying capacities of over 10,000 tons of deadweight and a minimum of 30,000 barrels of liquid mud. Each HOS 370 class MPSV will have nearly three times the deadweight and liquid mud capacity of one of our 265 class new generation offshore supply vessels (OSVs) and more than eight times the liquid mud capacity of one of our 200 class new generation OSVs. The HOS 370 represents the culmination of a three-year effort by our in-house engineering team to design a multi-purpose supply vessel. The resulting plan to convert the McWilliams and the Benno Schmidt is based on recent customer feedback and expressed demand for a larger, more versatile, DP-2 vessel capable of meeting the evolving needs of the exploration, development and production life-cycle of an ultra-deepwater field from ‘cradle-to-grave.’ The hulls of these sister vessels, which were purpose-built for the specific gravity of molten sulfur as a cargo, make them uniquely suited to be converted into large liquid mud carriers. This is especially important given the ever-increasing volumes of liquid mud necessary to ‘spud’ a deep well today, with some projects requiring as many as 100,000 barrels of drilling fluid per spud.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

“What makes this project really exciting is that we expect to convert these vessels into MPSVs for roughly the same cost that we would have to pay to construct a UT-745 or 280 class OSV, which are the largest OSVs that are currently in service. Unlike these vessels, however, the HOS 370’s will offer our customers ‘Swiss Army Knife’ capabilities well beyond those of any OSV offered or under construction today. With the HOS 370, we have designed a single vessel that can perform a variety of specialty services for which customers must currently use several different types of vessels. In addition to traditional offshore supply vessel capabilities, the HOS 370 can support offshore construction, subsea well intervention, ROV operations, pipeline commissioning, pipe-hauling and flotel services, to name a few. We estimate that the cost to construct two comparable vessels ‘from scratch,’ with the same capacities and all of the capabilities of the HOS 370, would be over $120 million, or about twice our expected level of investment.”

Based on available industry data, there are 327 active deepwater fields currently operating in the U.S. Gulf of Mexico (GoM) and a current backlog of 1,066 approved applications to drill wells in water depths over 1,000 feet. In addition, 13 additional floating production units are scheduled for delivery to the U.S. GoM by 2008, up nearly 50% from today’s levels, and deepwater production infrastructure is expected to increase by approximately 60% in the GoM by 2010.

Mr. Hornbeck continued, “In 2002, Hornbeck Offshore introduced greater efficiencies to the deepwater market by delivering three 265 class new generation OSVs to support ultra-deepwater drilling programs. Once again, we are ‘raising the bar’ by introducing another unique and much more versatile solution to the E&P industry to support increasingly sophisticated deep well drilling and production activities, as well as to address recent changes in field development procedures.

“We expect domestic demand for new generation OSVs to remain strong for the foreseeable future. These vessels will service not only deepwater GoM drilling activities, but also support the construction and maintenance of all of the associated production infrastructure over the life of such deepwater fields. As we look out five to ten years, beyond the current market cycle, the question is not whether new equipment is required, but what type of new equipment is needed to best meet this visible demand. In addition, while we have designed the HOS 370 primarily for service in the GoM, our relatively low cost basis in these vessels should allow them to compete very effectively in the international market. We believe that the HOS 370 conversion program that we are announcing today furthers our mission of providing innovative, high quality value-added business solutions to our customers. These unique multi-purpose vessels, combined with our existing fleet, will allow us to continue to meet the broadest range of needs of our customer base,” Mr. Hornbeck concluded.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 vessels, with 6 additional vessels under construction and/or planned for conversion. For more information, please visit the Company’s website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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